EXHIBIT 5.1


             OPINION OF DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.

May 15, 2000



AutoTradeCenter.com Inc.
8135 East Butherus, Suite 3
Scottsdale, Arizona 85260

Gentlemen:

You have requested our opinion as counsel for AutoTradeCenter.com Inc., an Arizona corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 2,808,307 shares of Common Stock issuable upon exercise of options granted under the Company's 1997 Stock Option Plan, 100,000 shares of Common Stock issuable upon exercise of warrants issued to Ralph Thomas, and 100,000 shares of Common Stock issuable upon exercise of warrants issued to Alan Siskind.

We have reviewed your Articles of Incorporation, Bylaws, and such other corporate records, documents, and proceedings and such questions of law as we have deemed relevant for the purpose of this opinion. We have also examined the Registration Statement of your company on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about May 15, 2000 (the "Registration Statement").

On the basis of such examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,




/s/ Fay M. Matsukage

DILL DILL CARR STONBRAKER
 & HUTCHINGS, P.C.